UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2005

P & F INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5332	22-1657413
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification Number)

300 Smith Street, Farmingdale, New York 11735
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 694-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

G Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

G Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

G Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 24, 2005, P & F Industries, Inc. (the “Registrant”) and Richard A. Horowitz entered into an agreement (the "Amendment") amending the terms of Section 3.4 of that certain Second Amended and Restated Employment Agreement, dated as of May 30, 2001 (the "Employment Agreement"), between Mr. Horowitz and the Registrant. (See Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.) Pursuant to the Amendment, the Employment Agreement has been amended (a) to eliminate the obligation of the Registrant to maintain a split-dollar life insurance policy on the life of Mr. Horowitz (the “Life Insurance Policy”); and (b) to provide that with respect to the period commencing January 1, 2006 and terminating December 31, 2016, the Registrant shall pay to Mr. Horowitz, on or before March 15 of each year during such period, forty-five thousand, sixty-four and thirty-seven one hundredths ($45,064.37) Dollars.

Contemporaneously with the Amendment, the Registrant entered into an agreement with the 1994 Richard A. Horowitz Family Trust (the “Trust”) and Mr. Horowitz, pursuant to which (a) the parties agree to terminate that certain Collateral Assignment (Split Dollar), dated September 29, 1994 (the “Assignment”), by the Trust to the Registrant, pursuant to which the Trust had assigned to the Registrant the Life Insurance Policy, on the terms and conditions set forth in the Assignment; and (b) the Trust agrees to direct the insurance company that issued the Life Insurance Policy to pay the Registrant at the earliest possible time the amount of one hundred seventy-eight thousand, eight hundred thirty-nine ($178,839) Dollars, such amount being equal to the Registrant’s net equity in the Life Insurance Policy.

Mr. Horowitz is Chairman of the Board, President, Chief Executive Officer, Assistant Treasurer and a principal stockholder of the Registrant.

The foregoing descriptions are summaries only, are not necessarily complete, and are qualified in their entirety by reference to the full text of the underlying agreements.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Agreement, dated October 24, 2005, between P & F Industries, Inc. and Richard A. Horowitz.

10.2	Agreement, dated October 24, 2005, among P & F Industries, Inc., the 1994 Richard A. Horowitz Family Trust and Richard A. Horowitz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P & F INDUSTRIES, INC.

Date: October 26, 2005	By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Title: Vice President, Chief Operating Officer and Chief Financial Officer